EXHIBIT 99.1

Fifth Street Finance Corp. Funds Initial $156.5 Million Portfolio in Senior Loan Fund Joint Venture and Expects to Generate a Mid-Teens Return

WHITE PLAINS, NY, July 2, 2014 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NASDAQ:FSC) ("FSC") today announced that Senior Loan Fund JV 1, LLC ("SLF JV 1"), a joint venture between FSC and a subsidiary of Kemper Corporation (NYSE:KMPR) ("Kemper"), has initially invested $156.5 million out of its anticipated investment capacity of approximately $300.0 million in a diversified portfolio of senior secured loans. The initial portfolio of assets, sourced through Fifth Street's platform, is funded with leverage of $101.5 million provided by Deutsche Bank AG, New York Branch (NYSE:DB) ("Deutsche Bank") and equity of $55.0 million, where FSC funded 87.5% and Kemper funded 12.5%.

SLF JV 1 closed on a $200 million revolving credit facility with Deutsche Bank, which should allow the joint venture to utilize leverage up to a ratio of approximately 2x debt-to-equity.

The joint venture should be accretive to FSC's earnings and expands its investment capacity to originate and underwrite middle market loans. FSC believes that funding this initial portfolio of assets should generate a mid-teens return on its investment, which is higher than the return on FSC's current portfolio. FSC expects to continue funding SLF JV 1 to its target size of $300 million through the September quarter.

FSC has ample capacity to grow SLV JV 1 and is in active discussions with several other third parties about additional senior loan fund partnerships.

"We are pleased that SLF JV I has funded its initial portfolio in a timely manner, further demonstrating the value of the joint venture's affiliation with Fifth Street's leading middle market origination platform," stated FSC's Chief Executive Officer, Leonard M. Tannenbaum, adding, "Funding the initial portfolio and continuing to ramp SLF JV 1 should generate a mid-teens return on our investment and is a key component in driving future earnings growth."

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors.  The company originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments.  FSC's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.  The company has elected to be regulated as a business development company and is externally managed by Fifth Street Management LLC, an SEC-registered investment adviser and leading alternative asset manager with $5 billion in assets under management.  With a track record of more than 16 years, Fifth Street's nationally recognized platform has the ability to hold loans up to $150 million, commit up to $250 million and structure and syndicate transactions up to $500 million.  Fifth Street Management received the 2014 ACG New York Champion's Award for "Senior Lender Firm of the Year" and was named both 2013 "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions.  FSC's website can be found at fsc.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as "believes," "expects," "estimates," "projects," "anticipates," "should," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company's filings with the Securities and Exchange Commission. Neither company undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Dean Choksi, Executive Director of Finance &
         Head of Investor Relations
         Fifth Street Finance Corp.
         (914) 286-6855
         dchoksi@fifthstreetfinance.com

         Media Contact:
         Nick Rust
         Prosek Partners
         (212) 279-3115 ext. 252
         pro-fifthstreet@prosek.com